As filed with the Securities and Exchange Commission on July 14, 2004.
                                                  Registration No.

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  DONINI, INC.
                           Formerly PRS Sub VI., Inc.
             (Exact name of registrant as specified in its charter)

          New Jersey                                             22-3768426
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

4555 boul, des Grandes Prairies, #30
St. Leonard, Montreal, Quebec, Canada                             H1R 1A5
                                                                 (Zip Code)
(Address of Principal Executive Offices)

                          VARIOUS CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND
                          CONSULTANTS OF THE REGISTRANT
                            (Full title of the Plan)

                              FROHLING & HUDAK, LLC
                                17 Fulton Street
                            Newark, New Jersey 07102
           (Name and address, including zip code of agent for service)

                                 (973) 622-2800
          (Telephone number, including area code, of agent for service)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestments plans, check the following box.

TOTAL OF SEQUENTIALLY NUMBERED PAGES:

EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE:

---------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------
                                                          Proposed
                                         Proposed         Maximum
                                          Maximum         Aggregate      Amount of
 Title of Securities    Amount to be   Offering Price     Offering    Registration Fee
   to be Registered      Registered      per Share*        Price*
---------------------------------------------------------------------------------------
Common Stock, Par        7,950,000          $.09         $ 715,500        $ 90.65
Value $.001 Per
Share
---------------------------------------------------------------------------------------

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded on the over-the-counter market on July 8, 2004

PART I

DESCRIPTION OF CONSULTING AND EMPLOYMENT AGREEMENTS

         The following table sets forth the number of shares of Common Stock issued or authorized to be issued pursuant to a Consulting Agreement and Resolutions attached hereto or incorporated herein by reference.

---------------------------------------------------------------------------------------=-----------
                                           Compensation                      Number of Shares
                                            Agreement                        covered by this
Selling Shareholder                       (Name of Plan)                     Registration Statement
---------------------------------------------------------------------------------------------------
Peter Deros                 President & CEO of Registrant                            750,000

---------------------------------------------------------------------------------------------------
Terence Byrne               Amendment to                                           1,100,000
                            Consulting Agreement dated July 8, 2004
---------------------------------------------------------------------------------------------------
Dennis Kounadis             Legal Services Rendered                                  400,000

---------------------------------------------------------------------------------------------------
John B. Frohling            Legal Services Rendered                                  400,000
---------------------------------------------------------------------------------------------------
Seth Elliot                 Consulting Agreement dated July 8, 2004                1,000,000
---------------------------------------------------------------------------------------------------
Brad Van Siclen             Consulting Agreement dated July 8, 2004                  750,000
---------------------------------------------------------------------------------------------------
Theo Kalaitzis              Employee of a Subsidiary & Director of Donini, Inc.      100,000*
---------------------------------------------------------------------------------------------------
Jean Vassiliadis            Employee of a Subsidiary & Director of Donini, Inc.      100,000*
---------------------------------------------------------------------------------------------------
Lionel Oberman              Employee of a Subsidiary                                  50,000*
---------------------------------------------------------------------------------------------------
Sarkis Tsaoussian           Employee of a Subsidiary                                  50,000*
---------------------------------------------------------------------------------------------------
Sylvia Deros                Employee of a Subsidiary                                  50,000*
---------------------------------------------------------------------------------------------------
Dimitrios Apsomotos         Employee of a Subsidiary                                  35,000*
---------------------------------------------------------------------------------------------------
Susan Boroday               Employee of a Subsidiary                                  15,000*
---------------------------------------------------------------------------------------------------
Hagop Ghazarian             Employee of a Subsidiary                                 600,000*
---------------------------------------------------------------------------------------------------
Goar Palyan                 Consulting Agreement dated July 8, 2004                  550,000
---------------------------------------------------------------------------------------------------
Frank Anania                Consulting Agreement dated July 8, 2004                  550,000
---------------------------------------------------------------------------------------------------
Samir Katcho                Consulting Agreement dated July 8, 2004                  350,000
---------------------------------------------------------------------------------------------------
Evangelia Zambelis          Consulting Agreement dated July 8, 2004                  550,000
---------------------------------------------------------------------------------------------------
Emilia Makris               Consulting Agreement dated July 8, 2004                  550,000
---------------------------------------------------------------------------------------------------
TOTAL                                                                              7,950,000
---------------------------------------------------------------------------------------------------

     * Issued pursuant to the Company Stock Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

          (a) Registrant's Annual Report on Form 10-KSB for the fiscal years ended May 31, 2001, May 31, 2002 and May 31, 2003, filed pursuant to
         Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) Registrant's quarterly reports on Form 10-QSB for the fiscal quarters ended August 31, 2001, November 31, 2001, February 28, 2002, August 31, 2002, November 30, 2002, February 28, 2003, August 31, 2003,
         November 30, 2003 and February 29, 2004 filed pursuant to Section 15(d) of the Exchange Act.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of 100,000,000 (one hundred million shares), par value $.001 per share, all of which are designated Common Stock. As of July 1, 2004 there were approximately, 9,250,871 Common Stock issued and outstanding.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable by Registrant.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than

50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

John B. Frohling is a worker of the law firm of Frohling & Hudak, LLC, which has rendered an opinion in connection with this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's certificate of incorporation provides for indemnification to the fullest extent permitted by New Jersey General Corporation Law. Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Registrant. That Statue permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting there from. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The Registrant's By-laws provide for indemnification of the Registrant's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals there from and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Registrant, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit
No.                                     Item

4.1      Donini, Inc., Stock Plan amended May 11, 2004.

4.2      Employment Agreement between the Company and Peter Deros

4.3 Consulting Agreement between the Registrant and Terrence Byrne effective March 15, 2004. Amendment to Consulting Agreement between the Registrant and Terrence Byrne dated July 8, 2004.

4.4 Consulting Agreement between the Registrar and Brad Van Siclen dated July 8, 2004

4.5      Consulting Agreement between Registrar and Seth Elliot dated July 8,
         2004

4.6      Consulting Agreement between Registrar and Goar Palyan dated July 8,
         2004

4.7      Consulting Agreement between Registrar and Frank Anania dated July 8,
         2004

4.8      Consulting Agreement between Registrar and Samir Katcho dated July 8,
         2004

4.9 Consulting Agreement between Registrar and Evangelia Zambelis dated July 8, 2004

4.10     Consulting Agreement between Registrar and Emilia Makris dated July 8,
         2004

4.11 Resolution of the Board of Directors, dated May 11, 2004, authorizing by Resolution the increase of the number of Shares allocated to the Company Stock.

4.12 Opinion of Frohling & Hudak, LLC, regarding the legality of the securities being registered under this Registration Statement.


Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 14th day of July, 2004.

                           DONINI, INC.

                           By /s/ PETER DEROS
                              --------------------------------------------------
                              Peter Deros, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                        Title                      Date


/s/ PETER DEROS              President, Chief Executive Officer,   July 14, 2004
--------------------------   Chief Financial Officer
Peter Deros



Board of Directors

/s/ PETER DEROS              Director                              July 14, 2004
--------------------------
Peter Deros


/s/ THEO KALAITZIS           Director                              July 14, 2004
--------------------------
Theo Kalaitzis


/s/ JEAN VASSILIADIS         Director                              July 14, 2004
--------------------------
Jean Vassiliadis

                     INDEX TO EXHIBITS BEING FILED HEREWITH


Exhibit
No.                                 Item

4.1      Donini, Inc., Stock Plan amended May 11, 2004.

4.2      Employment Agreement between the Company and Peter Deros

4.3 Consulting Agreement between the Registrant and Terrence Byrne effective March 15, 2004. Amendment to Consulting Agreement between the Registrant and Terrence Byrne dated July 8, 2004.

4.4 Consulting Agreement between the Registrar and Brad Van Siclen dated July 8, 2004

4.5      Consulting Agreement between Registrar and Seth Elliot dated July 8,
         2004

4.6      Consulting Agreement between Registrar and Goar Palyan dated July 8,
         2004

4.7      Consulting Agreement between Registrar and Frank Anania dated July 8,
         2004

4.8      Consulting Agreement between Registrar and Samir Katcho dated July 8,
         2004

4.9 Consulting Agreement between Registrar and Evangelia Zambelis dated July 8, 2004

4.10     Consulting Agreement between Registrar and Emilia Makris dated July 8,
         2004

4.11 Resolution of the Board of Directors, dated May 11, 2004, authorizing by Resolution the increase of the number of Shares allocated to the Company Stock.

4.12 Opinion of Frohling & Hudak, LLC, regarding the legality of the securities being registered under this Registration Statement.